Filed Pursuant to Rule 424(b)(3)

Registration No. 333-274666

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus dated November 2, 2023)

Mobile Infrastructure Corporation

Up to 37,156,865 Shares of Common Stock

Warrant to Purchase 2,553,192 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus, dated November 2, 2023 (the “Prospectus”), with certain information contained in Exhibit 99.1 relating to Item 2.02 in our Current Report on Form 8-K, furnished to the Securities and Exchange Commission ( the “SEC”) on March 14, 2024 (the “Current Report”). The information from Exhibit 99.1 included in the Prospectus is limited to: the headings “Fourth Quarter Business and Financial Highlights” and the bullets appearing directly thereunder, “Financial Results” and the paragraphs appearing directly thereunder; and “Discussion and Reconciliation of Non-GAAP Measures” and the paragraphs appearing directly thereunder, including the explanations of our non-GAAP financial measures; and the financial tables presenting the preliminary, unaudited consolidated balance sheets, consolidated statements of operations and non-GAAP financial measures and reconciliation to GAAP results. No other information is included in Exhibit 99.1 or in the Current Report furnished to the SEC on March 14, 2024, is included in the Prospectus. Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees of

(A)	up to 37,156,865 shares of our common stock, par value $0.0001 per share (the “Common Stock”), consisting of:

(i)	3,937,246 shares of Common Stock issued as merger consideration to Color Up (as defined in the Prospectus) in connection with the consummation of the Merger (as defined in the Prospectus) based upon an implied equity consideration value of $10.00 per share; in 2021, Color Up purchased 2,624,831 shares of Legacy MIC Common Stock (as defined in the Prospectus) at a price per share of $11.75, which shares were exchanged in the Merger for the 3,937,246 shares of Common Stock for an effective price per share of approximately $7.83; as of the date of this prospectus supplement, Color Up beneficially owns approximately 37% of our Common Stock;

(ii)	up to 2,553,192 shares of Common Stock issuable upon the exercise of a warrant to purchase Common Stock (the “Warrant”) at an exercise price of $7.83 per share, owned by Color Up, which was initially a warrant to purchase 1,702,128 shares of Legacy MIC Common Stock at an exercise price of $11.75 per share, and which was assumed and converted into the Warrant in connection with the Merger;

(iii)	907,000 shares of Common Stock issued upon the conversion of Class A ordinary shares, par value $0.0001 per share, of Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (“FWAC”), in connection with the Domestication (as defined in the Prospectus) that were originally purchased by Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands limited liability company (“Sponsor”), in a private placement, which occurred simultaneously with the initial public offering of FWAC, at $10.00 per share for an aggregate purchase price of $9,070,000;

(iv)	2,020,000 shares of Common Stock issued upon the conversion of Class B ordinary shares, par value $0.0001 per share, of FWAC, in connection with the Domestication, originally purchased by the Sponsor for approximately $0.003 per share, comprised of (a) 1,900,000 shares of Common Stock held by the Sponsor and (b) 120,000 shares of Common Stock transferred by the Sponsor to four former directors of FWAC;

(v)	13,787,462 shares of Common Stock issuable upon the conversion of 46,000 shares of our Series 2 Convertible Preferred Stock, par value $0.0001 per share, upon the earlier to occur of (a) December 31, 2023 and (b) a change in control of us, purchased by the Preferred PIPE Investors (as defined in the Prospectus) for $1,000 per share for an aggregate purchase price of $46,000,000, inclusive of 1,253,404 shares of Common Stock issuable to the Preferred PIPE Investors upon the conversion of Dividends (as defined in the Prospectus), resulting in an effective purchase price of approximately $3.34 per share; and

(vi)	up to 13,951,965 shares of Common Stock issuable in the event of our election to issue shares of Common Stock in lieu of cash payments upon redemption of Common Units (as defined in the Prospectus); of such shares 11,242,635 shares of Common Stock are potentially issuable to Color Up at an effective purchase price of approximately $7.83 per share and 2,709,330 shares are potentially issuable to HSCP Strategic III, L.P., an entity controlled by Jeffrey B. Osher, a member of our Board, at an effective purchase price of approximately $7.38 per share; and

(B)	the Warrant.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

Our Common Stock is listed on the NYSE American LLC under the symbol “BEEP.” On March 13, 2024, the closing price of our Common Stock was $3.75. The Warrant will not be listed for trading.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. The Prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is an emerging growth company.

See the section titled “Risk Factors” beginning on page 9 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 14, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2024

MOBILE INFRASTRUCTURE CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-40415	98-1583957
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 W. 4th Street Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 834-5110

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	BEEP	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

On March 14, 2024, Mobile Infrastructure Corporation (the “Company”) issued a press release (the “Press Release”) regarding the Company’s financial results for its fourth fiscal quarter and year ended December 31, 2023. A copy of the Company’s press release is furnished hereto as Exhibit 99.1.

The information contained in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 7.01	Regulation FD Disclosure.

On March 14, 2024, the Company made available on its website at https://ir.mobileit.com the Press Release regarding the Company’s financial results for its fourth fiscal quarter and year ended December 31, 2023.

The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated March 14, 2024

104	Cover Page Interactive Data file (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILE INFRASTRUCTURE CORPORATION

Date: March 14, 2024	By:	/s/ Stephanie Hogue
	Name:	Stephanie Hogue
	Title:	Chief Financial Officer